NEWS RELEASE

The Hartford Reports Third Quarter 2012 Financial Results

•	Third quarter core earnings* of $378 million, or $0.78 per diluted share, compared with $50 million, or $0.08 per diluted share, in the third quarter of 2011

•	Net income of $401 million, or $0.83 per diluted share, compared with net income of $60 million, or $0.11 per diluted share, in the third quarter of 2011

•	Finalized sales agreements for Individual Life, Retirement Plans and Woodbury Financial Services

•	Continued strong property and casualty (P&C) renewal written pricing trends with Standard Commercial up 8% compared with the third quarter of 2011

•	Book value per diluted share was $48.13, up 10% from September 30, 2011

HARTFORD, Conn., Nov 1, 2012 – The Hartford (NYSE:HIG) reported net income of $401 million, or $0.83 per diluted share, for the third quarter of 2012, compared with net income of $60 million, or $0.11 per diluted share, in the third quarter of 2011. The company also reported that third quarter 2012 core earnings rose to $378 million, or $0.78 per diluted share, from $50 million, or $0.08 per diluted share, in the third quarter of 2011.

“The Hartford generated strong third quarter financial results, reflecting continued P&C pricing momentum and low catastrophes," said Chairman, President and CEO Liam E. McGee. "Renewal pricing increased 8% in Standard Commercial, 4% in personal auto and 6% in homeowners, with higher retention in all three lines. Group Benefits long-term disability terminations improved, resulting in a slightly lower loss ratio. Fixed income deposits grew in Mutual Funds, resulting in significantly better net flows."

“The Hartford achieved several strategic objectives this quarter, including the successful completion of sales agreements, ahead of schedule, for Individual Life, Retirement Plans and Woodbury Financial Services,” added McGee. “These transactions, which are expected to generate an approximately $2.2 billion statutory capital benefit, are a significant step forward in The Hartford's progress towards sharpening our focus on our P&C, Group Benefits and Mutual Funds businesses."

*Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP"). More information is provided in the Discussion of Non-GAAP Financial Measures section below.

THIRD QUARTER 2012 FINANCIAL RESULTS

(in millions except per share data)	Three Months Ended
	September 30, 2012	September 30, 2011	Change
Net income	$401	$60	NM²
Net income available to common shareholders per diluted share	$0.83	$0.11	NM
Core earnings	$378	$50	NM
Core earnings available to common shareholders per diluted share	$0.78	$0.08	NM
Book value per diluted share	$48.13	$43.81	10%
Book value per diluted share (ex. AOCI)¹	$41.35	$41.44	—%
[1] Accumulated other comprehensive income (AOCI)
[2] The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

Third quarter 2012 core earnings included the following items that, in total, increased core earnings by $7 million, after tax, or $0.01 per diluted share, and reduced net income by $49 million, or $0.10 per diluted share (all items are presented after tax):

•	Current accident year catastrophe losses totaled $7 million, which was $68 million below budget;

•	The deferred acquisition cost unlock charge (DAC unlock) included in core earnings was $23 million while the unfavorable DAC unlock charge included in net income was $79 million;

•	Net prior year P&C loss and loss adjustment expense reserve releases of $21 million;

•	Current accident year re-estimation of losses in P&C Commercial totaled $25 million; and

•
Restructuring and other costs related to the company’s exit from Individual Annuity new business, the sales of Individual Life, Retirement Plans and Woodbury Financial and other expense initiatives totaling $34 million.

COMMERCIAL MARKETS
Third Quarter 2012 Highlights:

•	Continued pricing and underwriting initiatives and significantly lower catastrophe losses generated P&C Commercial core earnings of $160 million compared with $87 million in the third quarter of 2011

•	Renewal written price increases compared with the prior year averaged 8% in Standard Commercial and 15% in Middle Market workers’ compensation

•	Group Benefits core earnings were $23 million, up 15% from $20 million in the third quarter of 2011

P&C COMMERCIAL
($ in millions)	Three Months Ended
	September 30, 2012	September 30, 2011	Change
Written premiums	$1,552	$1,551	—%
Combined ratio¹	97.5%	99.4%	1.9
Core earnings	$160	$87	84%
[1] Excludes catastrophes and prior year development*

GROUP BENEFITS
($ in millions)	Three Months Ended
	September 30, 2012	September 30, 2011	Change
Fully insured premiums²	$926	$1,000	(7%)
Loss ratio²	79.3%	80.1%	0.8
Core earnings	$23	$20	15%
[2] Excludes buyout premiums

Commercial Markets net income rose 149% to $194 million in the third quarter of 2012 from $78 million in the third quarter of 2011 and core earnings increased 71% to $183 million from $107 million in the third quarter of 2011.

P&C Commercial core earnings were $160 million in the third quarter of 2012, an 84% increase from $87 million in the third quarter of 2011 primarily due to lower catastrophe losses. The combined ratio, excluding catastrophes and prior year development, improved to 97.5% in the third quarter of 2012 compared with 99.4% in the third quarter of 2011.The third quarter 2012 combined ratio included $39 million, or 2.5 points, of unfavorable current accident year loss reserve development, before tax, related to the first half of the year, principally for workers' compensation and commercial auto. The third quarter 2011 combined ratio included $47 million, or 3.0 points, of unfavorable current accident year loss reserve development, before tax, related to the first half of 2011, principally for workers' compensation.

P&C Commercial continued to achieve strong renewal written pricing in all business lines in the third quarter of 2012. Standard Commercial renewal written pricing increases averaged 8%, a 1 point increase over the second quarter of 2012. Middle Market pricing increased 11%, while Middle

Market workers’ compensation renewal pricing increased 15% in the quarter. Retention remained strong in Small Commercial, improving to 84% in the quarter from 82% in the third quarter of 2011 and the second quarter of 2012. Middle Market retention for the third quarter of 2012 was 78% compared with 77% in the third quarter of 2011 and 73% in the second quarter of 2012.

Unfavorable prior year reserve development was $10 million, after tax, in the third quarter of 2012 compared with favorable development of $6 million, after tax, in the third quarter of 2011. Current year catastrophe losses were $7 million, after tax, in the third quarter of 2012 compared with $60 million, after tax, in the third quarter of 2011.

Group Benefits core earnings in the third quarter of 2012 were $23 million, up 15% compared with $20 million in the third quarter of 2011. The loss ratio improved slightly to 79.3% compared with 80.1% in the third quarter of 2011. Group Benefits loss experience reflects incidence that is stable but elevated when compared to historical levels, higher severity and a continuation of the slightly improving termination trends in group long term disability that emerged in mid-2012. Group life claims experience deteriorated modestly in the quarter as compared with favorable experience in the second quarter of 2012 and the third quarter of 2011.

Third quarter 2012 fully insured premium in Group Benefits declined 7% to $926 million compared with the third quarter of 2011 due to lower persistency resulting from the company’s targeted pricing initiatives as well as the competitive market environment.

CONSUMER MARKETS
Third Quarter 2012 Highlights:

•	New auto and homeowners business premium rose 9% over the third quarter of 2011

•	Automobile and homeowners policy count retention improved 2 and 3 points to 85% and 87%, respectively, from the third quarter of 2011

•	Combined ratio, excluding catastrophes and prior year development, was 93.3% compared with 95.5% in third quarter of 2011

CONSUMER MARKETS
($ in millions)	Three Months Ended
	September 30, 2012	September 30, 2011	Change
Written premiums	$960	$964	—%
Combined ratio¹	93.3%	95.5%	2.2
Core earnings (losses)	$93	$(10)	NM
[1] Excludes catastrophes and prior year development*

Consumer Markets had net income of $94 million for the third quarter of 2012 compared with a net loss of $16 million in the third quarter of 2011, due principally to significantly lower catastrophe losses and favorable prior year loss reserve development. Core earnings were $93 million in the third quarter of 2012 compared with core losses of $10 million in the third quarter of 2011.

Third quarter 2012 net income and core earnings included no net current accident year catastrophe losses, as $16 million, after tax, of catastrophe losses from events occurring in the third quarter of 2012 were offset by $16 million, after tax, of favorable development on prior quarter 2012 accident year catastrophes. Third quarter 2011 catastrophe losses totaled $73 million. Favorable prior year development totaled $32 million, after tax, in the third quarter of 2012 compared with $6 million, after tax, in the third quarter of 2011.

Consumer Markets combined ratio, excluding catastrophes and prior year development, was 93.3% in the third quarter of 2012, down from 95.5% in the third quarter of 2011. The improvement reflects an almost 7 point improvement in the homeowners' combined ratio, excluding catastrophes and prior year development, due primarily to earned pricing increases, lower frequency of non-catastrophe weather claims and lower severity. This experience was partially offset by higher auto physical damage severity, consistent with trends earlier in 2012.

Third quarter 2012 written premiums were flat compared with the third quarter of 2011, while earned premiums declined 2% to $912 million. New business written rose 9% to $116 million due to strong production in AARP Agency. Auto new business premiums rose 5% while homeowners increased 23%. Third quarter 2012 policy count retention for auto and homeowners increased 2 and 3 points to 85% and 87%, respectively, from the third quarter of 2011.

WEALTH MANAGEMENT
Third Quarter 2012 Highlights:

•	Announced definitive agreements to sell Individual Life to Prudential Financial, Retirement Plans to MassMutual and Woodbury Financial Services to AIG Advisor Group during the third quarter of 2012

•	Non-Proprietary Mutual Funds net outflows declined to $0.4 billion, reflecting strong flows in fixed income and balanced funds

WEALTH MANAGEMENT
($ in millions)	Three Months Ended
Core Earnings (losses)	September 30, 2012	September 30, 2011	Change
Individual Life	$21	$37	(43%)
Mutual Funds	18	24	(25%)
Retirement Plans	5	4	25%
Total Core Earnings, excluding DAC unlock	$44	$65	(32%)
DAC Unlock	(12)	(81)	85%
Total Wealth Management	$32	$(16)	NM

Wealth Management net income was $22 million in the third quarter of 2012 compared with a net loss of $8 million in the third quarter of 2011. Net income for the period included a DAC unlock charge of $14 million, after tax, for market performance and assumptions changes as compared with a charge of $85 million, after tax, in the third quarter of 2011. Third quarter 2012 core and net income for Wealth Management included $19 million, after tax, of restructuring and other expenses.

Core earnings, excluding DAC unlock and restructuring and other expenses, were $63 million, in the third quarter of 2012, slightly below third quarter 2011 core earnings of $65 million due to higher benefits in Individual Life and lower core earnings in Mutual Funds compared with the prior year.
The DAC unlock charge included in core earnings was $12 million, after tax, in the third quarter of 2012 compared with $81 million, after tax, in the third quarter of 2011.

Mutual Funds third quarter 2012 core earnings were $18 million, down 25% compared with $24 million in the third quarter of 2011. The reduction in core earnings was principally due to higher distribution and marketing expenses and lower fees as a result of lower average assets under management compared to the third quarter of 2011.

Individual Life third quarter 2012 core earnings, excluding DAC unlock, were $21 million compared with $37 million in the third quarter of 2011. Core earnings decreased from the third quarter of 2011 principally due to $12 million, after tax, of restructuring and other costs as well as higher life insurance benefits compared to the third quarter of 2011.

Retirement Plans third quarter 2012 core earnings, excluding DAC unlock, totaled $5 million compared with $4 million in the third quarter of 2011. Core earnings in the third quarter of 2012 included a $7 million, after tax, charge for restructuring and other expenses.

RUNOFF OPERATIONS

•	Life Other Operations core earnings, excluding DAC unlock, were $147 million compared with $169 million in the third quarter of 2011

•	P&C Other Operations core earnings were $21 million

•	Runoff Operations net realized capital gains, after tax and DAC, which are not included in core earnings, were $12 million.

•	Net realized capital gains from hedging and assumption changes were $77 million, largely related to U.S. Annuity

RUNOFF OPERATIONS
($ in millions)	Three Months Ended
Core Earnings	September 30, 2012	September 30, 2011	Change
Life Other Operations, excluding DAC unlock	$147	$169	(13%)
DAC unlock	(11)	(126)	91%
Life Other Operations	136	43	NM
P&C Other Operations	21	9	133%
Total Runoff Operations	$157	$52	NM

Runoff Operations third quarter 2012 net income was $169 million compared with net income of $113 million in the third quarter of 2011. Net income includes net realized capital gains, after tax and after DAC, of $12 million in the third quarter of 2012 compared with $61 million in the third quarter of 2011. Runoff Operations third quarter 2012 core earnings, excluding DAC unlock, were $168 million compared with core earnings, excluding DAC unlock, of $178 million in the third quarter of 2011.

Runoff Operations net income for the third quarter of 2012 included a DAC unlock charge for market performance and assumption changes in the Life Other Operations segment of $65 million, after tax, compared with a charge of $384 million, after tax, in the third quarter of 2011. The DAC unlock charge for market and assumption changes included in core earnings was $11 million, after tax, in the third quarter of 2012 as compared with a DAC unlock charge $126 million, after tax, in the third quarter of 2011.

Life Other Operations core earnings, excluding DAC unlock, in the third quarter of 2012 declined 13% to $147 million from $169 million in the third quarter of 2011 due to U.S. variable annuity outflows and lower alternative investment yields. Account values for the Life Other Operations segment totaled $167.0 billion at September 30, 2012, down 1% from $168.9 billion at September 30, 2011, reflecting a decrease in account values due to $10.2 billion of surrenders over the past twelve months in the U.S. variable annuity block, largely offset by the impact of higher capital market levels.

For the third quarter of 2012, net realized gains from hedging were $77 million. Gains in the U.S. Guaranteed Minimum Withdrawal Benefit (GMWB) program, which benefited from a reduction in the GMWB liability due to changes in assumptions for lower than anticipated benefit utilization by policyholders, were partially offset by losses on the international program due to increases in capital markets.

Core earnings for P&C Other Operations in the third quarter of 2012 totaled $21 million compared with core earnings of $9 million in the third quarter of 2011. Third quarter 2012 results included unfavorable prior year loss reserve development of approximately $1 million, after tax, while third quarter of 2011 included unfavorable prior year loss reserve development of $14 million, including environmental loss reserve development of $12 million, after tax. The company completed its comprehensive annual environmental loss reserve study in the second quarter of 2012, in addition to its annual asbestos loss reserve study.

CORPORATE

Corporate incurred a net loss of $78 million in the third quarter of 2012 compared with a net loss of $107 million in the third quarter of 2011. Corporate core losses of $87 million in the third quarter of 2012 increased slightly compared with core losses of $83 million in the third quarter of 2011 due to higher expenses, including restructuring and other costs that were not fully offset by a reduction in interest expenses compared with the third quarter of 2011.

INVESTMENTS
Third Quarter 2012 Highlights:

•	Annualized investment yield of 4.2% compared with 4.3% in the third quarter of 2011

•	Investment income on limited partnerships and other alternative investments was $28 million, before tax, compared with $67 million, before tax, in the third quarter of 2011

•	Net impairment losses, which are not included in core earnings, were $24 million, after tax and DAC, compared with $34 million, after tax and DAC, in the third quarter of 2011

INVESTMENTS
($ in millions)	Three Months Ended
Amounts presented before tax	September 30, 2012	September 30, 2011	Change
Net investment income, excluding trading securities	$1,030	$1,062	(3%)
Net impairment losses including mortgage loan loss reserves	$(37)	$(60)	38%
Annualized investment yield¹	4.2%	4.3%	(0.1)
Annualized investment yield, excluding limited partnerships and other alternative investments¹	4.2%	4.1%	0.1
[1] Yields calculated using annualized net investment income (excluding income related to equity securities, trading) divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding equity securities, trading, and consolidated variable interest entity non-controlling interests.

Net investment income, excluding trading securities, declined 3% to $1.03 billion, before tax, in the third quarter of 2012 compared with the third quarter of 2011 due to lower returns on limited partnerships and other alternative investments. Annualized investment yield, before tax, was 4.2% in the third quarter of 2012 compared with 4.3% in the third quarter of 2011 due to lower returns on limited partnerships and other alternative investments. Annualized returns on limited partnerships and other alternative investments were approximately 4% in the third quarter of 2012 approximately $10 million below the annualized 9% budgeted yield assumption, compared with 13% in the third quarter of 2011.

Annualized investment yield, excluding limited partnerships and other alternative investments, was up slightly to 4.2% compared to 4.1% in the third quarter of 2011 resulting from modest duration extension of the portfolio and a slight increase in higher yielding asset classes in the company's general account.

Net impairment losses and changes to the mortgage loan loss reserve in the quarter were $37 million, before tax ($24 million, after tax and DAC) compared with losses of $60 million ($34 million, after tax and DAC) in the third quarter of 2011.

Total invested assets, excluding trading securities, were $107.2 billion as of September 30, 2012, compared with $105.4 billion at September 30, 2011.

STOCKHOLDERS’ EQUITY

The Hartford’s stockholders’ equity was $23.4 billion on September 30, 2012, a 9% increase over stockholders’ equity of $21.4 billion on September 30, 2011. Book value per diluted common share, which includes the dilutive effect of the company’s common stock warrants and mandatory convertible preferred stock, was $48.13 at September 30, 2012, an increase of 10% compared with $43.81 at September 30, 2011. Excluding AOCI, book value per diluted common share* remained essentially flat at $41.35 on September 30, 2012, compared with $41.44 on September 30, 2011.

CONFERENCE CALL

The Hartford will discuss its third quarter 2012 financial results in a conference call on Friday, Nov. 2, 2012, at 9 a.m. EDT. The call, along with a slide presentation, can be accessed live or as a replay through the investor relations section of The Hartford's website at http://ir.thehartford.com. The slide presentation will be posted on The Hartford’s website at approximately 8:30 a.m. EDT on Nov. 2, 2012.

More detailed financial information can be found in The Hartford's Investor Financial Supplement for the third quarter of 2012 which is available at http://thehartford.com.

ABOUT THE HARTFORD
The Hartford Financial Services Group, Inc. (NYSE: HIG) is a leading provider of insurance and wealth management services for millions of consumers and businesses worldwide. The Hartford is consistently recognized for its superior service, its sustainability efforts and as one of the world's most ethical companies. More information on the company and its financial performance is available at www.thehartford.com.

HIG-F

Media Contact:                    Investor Contact:
Shannon Lapierre                    Sabra Purtill, CFA
860-547-5624                        860-547-8691
shannon.lapierre@thehartford.com            sabra.purtill@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
INCOME STATEMENTS BY DIVISION
($ in millions)
Three Months Ended September 30, 2012
	Commercial Markets	Consumer Markets	Wealth Management	Runoff Operations	Corporate	Consolidated
Earned premiums	$2,508	$912	$(26)	$7	$—	$3,401
Fee income	15	—	472	586	45	1,118
Net investment income (loss)
Securities available-for-sale and other	320	38	228	436	8	1,030
Equity securities held for trading [1]	—	—	—	710	—	710
Total net investment income (loss)	320	38	228	1,146	8	1,740
Other revenues	27	37	—	—	—	64
Net realized capital gains (losses)	21	2	(8)	95	9	119
Total revenues	2,891	989	666	1,834	62	6,442

Benefits, losses, and loss adjustment expenses	1,860	579	317	514	1	3,271
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	710	—	710
Amortization of deferred policy acquisition costs	240	82	39	205	—	566
Insurance operating costs and other expenses	532	189	264	180	57	1,222
Interest expense	—	—	—	—	109	109
Restructuring and other costs	2	—	29	5	17	53
Total benefits and expenses	2,634	850	649	1,614	184	5,931

Income (loss) from continuing operations before income taxes	257	139	17	220	(122)	511
Income tax expense (benefit)	61	45	(5)	51	(44)	108
Income (loss) from continuing operations	196	94	22	169	(78)	403
Less: Loss from discontinued operations, net of tax	(2)	—	—	—	—	(2)
Net income (loss)	194	94	22	169	(78)	401
Less: Loss from discontinued operations, net of tax	(2)	—	—	—	—	(2)
Less: Net realized gains (losses), net of tax and DAC, excluded from core earnings	13	1	(10)	12	9	25
Core earnings (losses)	$183	$93	$32	$157	$(87)	$378
[1] Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within interest credited

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
INCOME STATEMENTS BY DIVISION
($ in millions)
Three Months Ended September 30, 2011
	Commercial Markets	Consumer Markets	Wealth Management	Runoff Operations	Corporate	Consolidated
Earned premiums	$2,553	$930	$(24)	$59	$—	$3,518
Fee income	16	—	514	607	55	1,192
Net investment income (loss)
Securities available-for-sale and other	319	46	216	480	1	1,062
Equity securities held for trading [1]	—	—	(1)	(1,889)	—	(1,890)
Total net investment income (loss)	319	46	215	(1,409)	1	(828)
Other revenues	28	35	—	—	—	63
Net realized capital gains (losses)	(45)	(10)	26	655	(51)	575
Total revenues	2,871	1,001	731	(88)	5	4,520

Benefits, losses, and loss adjustment expenses	1,983	767	341	921	(6)	4,006
Benefits, losses, and loss adjustment expenses – returns credited on International variable annuities [1]	—	—	—	(1,889)	—	(1,889)
Amortization of deferred policy acquisition costs	238	84	149	534	—	1,005
Insurance operating costs and other expenses	567	180	274	209	43	1,273
Interest expense	—	—	—	—	128	128
Restructuring and other costs	—	—	—	—	14	14
Total benefits and expenses	2,788	1,031	764	(225)	179	4,537
Income (loss) from continuing operations before income taxes	83	(30)	(33)	137	(174)	(17)
Income tax expense (benefit)	3	(14)	(25)	24	(62)	(74)
Income (loss) from continuing operations	80	(16)	(8)	113	(112)	57
Less: Income (loss) from discontinued operations, net of tax	(2)	—	—	—	5	3
Net income (loss)	78	(16)	(8)	113	(107)	60
Less: Income (loss) from discontinued operations, net of tax	(2)	—	—	—	5	3
Less: Net realized gains (losses), net of tax and DAC, excluded from core earnings	(27)	(6)	8	61	(29)	7
Core earnings (losses)	$107	$(10)	$(16)	$52	$(83)	$50

[1] Includes dividend income and mark-to-market effects of trading securities supporting the international variable annuity business, which are classified in net investment income with corresponding amounts credited to policyholders within interest credited

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULT BY SEGMENT
($ in millions, except per share data)

	Three Months Ended
	September 30, 2012	September 30, 2011	Change
Property & Casualty Commercial	160	87	84%
Group Benefits	23	20	15%
Commercial Markets core earnings	183	107	71%

Consumer Markets core earnings (losses)	93	(10)	NM

Individual Life	21	37	(43)%
Retirement Plans	5	4	25%
Mutual Funds	18	24	(25)%
Wealth Management core earnings, excluding DAC unlock	44	65	(32)%
DAC unlock	(12)	(81)	85%
Wealth Management core earnings (losses)	32	(16)	NM

Life Other Operations core earnings, excluding DAC unlock	147	169	(13)%
DAC unlock	(11)	(126)	91%
Life Other Operations core earnings	136	43	NM
P&C Other Operations	21	9	133%
Total Runoff Operations core earnings	157	52	NM

Corporate core losses	(87)	(83)	(5)%
Core earnings	$378	$50	NM
Add: Net realized capital gains, net of tax and DAC, excluded from core earnings	25	7	NM
Add: Income (loss) from discontinued operations	(2)	3	NM
Net income	401	60	NM

PER SHARE DATA
Diluted Earnings Per Share

Core earnings	$0.78	$0.08	NM
Add: Net realized capital gains, net of tax and DAC, excluded from core earnings	0.05	0.02	150%
Add: Loss from discontinued operations	—	0.01	(100)%
Net income available to common shareholders	$0.83	$0.11	NM
[1] NM: The Hartford defines increases or decreases greater than or equal to 200% or changes from a net gain to a net loss position, or vice versa, as “NM” or “not meaningful.”

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for the third quarter of 2012, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, net of tax, by (b) diluted common shares outstanding. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Stockholders’ equity per diluted common share is the most directly comparable GAAP measure. A reconciliation of stockholders’ equity per diluted common share to book value per diluted common share excluding AOCI as of September 30, 2012 and September 30, 2011, is set forth below.

	Three Months Ended
	September 30, 2012	September 30, 2011	Change
Stockholders’ equity per diluted common share, including AOCI	$48.13	$43.81	10%
Less: Per share impact of AOCI	6.78	2.37	186%
Book value per diluted common share, excluding AOCI	$41.35	$41.44	—%

Combined ratio before catastrophes and prior accident year development: Combined ratio before catastrophes and prior accident year development is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100% demonstrates a positive underwriting result. A combined ratio above 100% indicates a negative underwriting result*. The combined ratio before catastrophes and prior accident year development represents the combined ratio for the current accident year, excluding the impact of catastrophes and prior year development. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss development. A reconciliation of the combined ratio to the combined ratio before catastrophes and prior year development is provided in the table below.

	Three Months Ended
	September 30, 2012	September 30, 2011
P&C Commercial
Combined ratio	99.1	104.8
Catastrophe ratio	0.5	6.1
Non-catastrophe prior year development	1.1	(0.7)
Combined ratio before prior year development & catastrophes	97.5	99.4

Consumer Markets
Combined ratio	87.9	106.7
Catastrophe ratio	(0.7)	12.2
Non-catastrophe prior year development	(4.7)	(1.0)
Combined ratio before prior year development & catastrophes	93.3	95.5

Core Earnings: The Hartford uses the non-GAAP financial measure core earnings as a measure of the company's operating performance. The Hartford believes that the measure core earnings provides investors with a measure of the performance of the company's ongoing businesses because it reveals trends in the company's insurance and financial services businesses before the net effect of certain realized capital gains and losses, discontinued operations and loss from the extinguishment of debt. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting activities of the company's business.

Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company's insurance operations, so core earnings includes certain net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross currency swap. These net realized gains and losses are directly related to an offsetting item included in the statement of operations such as net investment income (loss). Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company's business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company's performance. A reconciliation of core earnings to net income as of September 30, 2012 and September 30, 2011, is included in this press release. A reconciliation of core earnings to net income for individual reporting segments can be found in The Hartford's Investor Financial Supplement for the third quarter of 2012.

Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per diluted common share provides investors with a valuable measure of the company's operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income per diluted common share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income per diluted common share and core earnings available to common shareholders per diluted share when reviewing the company's performance. A reconciliation of core earnings available to common shareholders per diluted share to net income per diluted common share as of September 30, 2012 and September 30, 2011 is included in this press release under the heading “The Hartford Financial Services Group, Inc. Results By Segment.”

Underwriting results: The Hartford's management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income as of September 30, 2012, and September 30, 2011, is set forth below.

	THREE MONTHS ENDED
	September 30, 2012	September 30, 2011
P&C Commercial
Net income	$164	$53
Less: Income (loss) from discontinued operations, after tax	(2)	(2)
Less: Net realized capital gains (losses) after tax	6	(32)
Less: Income tax expense	(50)	(19)
Less: Periodic net coupon settlements on credit derivatives, before tax	—	(2)
Less: Restructuring and other costs	(1)	—
Less: Other expenses	(25)	(35)
Less: Net investment income	222	217
Underwriting results	$14	$(74)

Consumer Markets
Net loss	$94	$(16)
Less: Net realized capital gains (losses) after tax	1	(6)
Less: Income tax (expense) benefit	(44)	10
Less: Periodic net coupon settlements on credit derivatives, before tax	1	—
Less: Other expenses	(12)	(4)
Less: Net investment income	38	46
Underwriting results	$110	$(62)

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the company’s current operating environment, including continuing uncertainty about the strength and speed of the recovery in the United States and other key economies and the impact of governmental stimulus and austerity initiatives, sovereign credit concerns, including the potential consequences associated with recent and further potential downgrades to the credit ratings of debt issued by the United States government or European sovereigns and other adverse developments on financial, commodity and credit markets and consumer spending and investment, including in respect of Europe, and the effect of these events on our returns in our life and property and casualty investment portfolios and our hedging costs associated with our variable annuities business; the risks, challenges and uncertainties associated with our March 21, 2012 announcement that we will focus on our property and casualty, group benefits and mutual fund businesses, place our Individual Annuity business into run-off and pursue sales or other strategic alternatives for the Individual Life, Woodbury Financial Services and the Retirement Plans businesses and related implementation plans and goals and objectives, the success of our initiatives relating to the realignment of our business, including the continuing realignment of our hedge program for our variable annuity business, and plans to improve the profitability and long-term growth prospects of our key divisions, including through opportunistic acquisitions or divestitures or other actions or initiatives, and the impact of regulatory or other constraints on our ability to complete these initiatives and deploy capital among our businesses as and when planned; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; volatility in our earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of statutory surplus; the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company’s evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the company’s ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the possibility of unfavorable loss development including with respect to long-tailed exposures; the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses and cost and availability of reinsurance; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; actions by our competitors, many of which are larger or have greater financial resources than we do; the company’s ability to distribute its products through distribution channels, both current and future; the cost and other effects of increased regulation as a result of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 which, among other effects, has resulted in the establishment of a newly created Financial Services Oversight Council with the power to designate “systemically important” institutions, will require central clearing of, and/or impose new margin and capital requirements on, derivatives transactions, and created a new “Federal Insurance Office” within the U.S. Department of the Treasury; unfavorable judicial or legislative developments; the uncertain effects of emerging claim and coverage issues; the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends, including dividends associated with the proceeds from a sale of any of our life businesses; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing business risks may not be effective in mitigating material risk and loss to the company; the potential for difficulties arising from outsourcing relationships; the impact of potential changes in federal or state tax laws, including changes affecting the availability of the separate account dividend received deduction; the impact of potential changes in accounting principles and related financial reporting requirements; the company’s ability to protect its intellectual property and defend against claims of infringement; and other factors described in such forward-looking statements and other factors described in The Hartford’s 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, and other filings The Hartford makes with the Securities and Exchange Commission.
Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company’s actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.